Exhibit 99.1

Watsco Reports Record Breaking Fourth Quarter and 2021 Full Year Performance

Sales, Profits, Operating Margin and EPS at Record Levels

Fourth Quarter: EPS up 77% to $2.02 on Record Sales of $1.5 Billion

2021 Year: EPS up 54% on Record Sales of $6.3 Billion and 10.0% Operating Margin

13% Dividend Raise to $8.80 Following Record Performance

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 10, 2022 – Watsco, Inc. (NYSE: WSO) reported record operating results for the fourth quarter and full-year periods ended December 31, 2021. Watsco also announced that its Board of Directors approved a 13% boost to its annual dividend to $8.80 per share to be reflected in the Company’s next regular quarterly payment in April 2022.

Watsco’s distribution strategy began in 1989. Today, the Company operates the industry’s largest sales network for heating, air conditioning and refrigeration (HVAC/R) products with 671 locations covering portions of the United States, Canada, Mexico and Puerto Rico and serving on an export basis, Latin America and the Caribbean. Watsco estimates that more than 350,000 contractors and technicians visit, call or digitally engage one of its locations each year to get information, obtain technical support or buy products. Watsco has achieved the following results since its entry into the HVAC/R distribution business (unaudited):

	1989	2021	CAGR(1)
Sales	$64 million	$6.3 billion	16%
Operating income	$2 million	$629 million	20%
Dividends	$.5 million	$295 million	23%
Locations	16	671
Total shareholder return (1)			19%

(1)	Compound annual growth rates (CAGRs) are measured for the 32-year period ended December 31, 2021. Total shareholder return reflects market appreciation of Watsco’s stock and reinvestment of dividends.

Watsco’s entrepreneurial and technology-driven culture produced record results in 2021. New records were achieved for sales, gross profit, gross margin, operating income, operating margin, net income and earnings per share (EPS) for the fourth quarter and year. These results reflect incremental investments to expand adoption of Watsco’s technology platforms, which collectively transform the customer experience, enhance operational efficiency and help contractors grow faster as they deliver a more contemporary experience to homeowners and businesses. As the digital age influences how HVAC/R products and services are sold, we believe that Watsco’s customer-focused technologies, scale and leadership position offer significant long-term value.

Albert H. Nahmad, Watsco’s Chairman and CEO commented: “Watsco delivered exceptional performance under extraordinary circumstances in 2021. Growth rates in all markets remained solid and reflect strong demand for HVAC/R products. Although it is early in 2022, we are encouraged by the continued strength in trends as we start the year, including the continued movement towards higher-efficiency systems, which benefit the homeowner and the environment. We express our gratitude to our approximately 6,900 employees for their commitment and remarkable efforts to serve customers under challenging circumstances.”

Fourth Quarter Results

Key Performance Metrics

•	77% increase in EPS to a record $2.02 on record net income attributable to Watsco of $79 million

•	31% sales growth to a record $1.5 billion (21% growth on a same-store basis)

•	76% increase in operating income to a record $123 million (65% increase on a same-store basis)

•	210 basis-point operating margin expansion to a record 8.1% (same-store operating margin of 8.2%)

•	46% gross profit increase to a record $412 million (34% increase on a same-store basis)

•	290 basis-point gross margin increase to a record 27.3%

•	36% increase in SG&A expenses (24% increase on a same-store basis)

Sales trends (excluding acquisitions):

•	22% growth in HVAC equipment (68% of sales)

•	17% increase in other HVAC products (28% of sales)

•	35% increase in commercial refrigeration products (4% of sales)

Mr. Nahmad added: “Along with our record performance, Watsco has continued to maintain a conservative balance sheet with low debt, enabling us to invest in almost any-sized opportunity to grow our network in what remains a fragmented $50 billion North American HVAC/R distribution industry.”

It is important to note that the first and fourth quarter of each calendar year are highly seasonal due to the nature and timing of the replacement of HVAC/R systems, which is strongest in the second and third quarters. Accordingly, the Company’s first and fourth quarter financial results are disproportionately affected by seasonality.

Full-Year Results

Key Performance Metrics

•	54% increase in EPS to a record $10.78 on record net income attributable to Watsco of $419 million

•	24% sales growth to a record $6.3 billion (18% growth on a same-store basis)

•	57% increase in operating income to a record $629 million (49% increase on a same-store basis)

•	210 basis-point operating margin expansion to a record 10.0% (same-store operating margin of 10.1%)

•	36% gross profit increase to a record $1.7 billion (28% increase on a same-store basis)

•	240 basis-point gross margin increase to a record 26.6%

•	27% increase in SG&A expenses (19% increase on a same-store basis)

Sales trends (excluding acquisitions):

•	18% growth in HVAC equipment (69% of sales)

•	17% increase in other HVAC products (27% of sales)

•	29% increase in commercial refrigeration products (4% of sales)

Several unique factors influenced the HVAC/R industry along with the Company’s operating performance in 2021. Collectively, these provided opportunities to better serve customers and develop additional market share in a complex operating environment.

Pricing. HVAC/R manufacturers experienced significant inflationary pressures during 2021 and raised prices throughout the year. Watsco in turn raised selling prices, resulting in higher sales and enhanced profitability. The Company actively monitors market conditions through a variety of processes and technologies and communicates with suppliers to sustain competitiveness and profitability. For the full year, sales of residential HVAC/R equipment (excluding acquisitions) increased 18%, including a 9% increase in average unit selling prices.

Product Availability. HVAC/R manufacturers experienced supply chain disruptions during 2021 from constrained component availability, labor shortages, transportation delays and other logistical challenges, which impacted lead times and availability of products. These constraints hampered our ability to fulfill contractor demand at various points during the year. Despite these disruptions, Watsco delivered strong unit growth in 2021. Product availability has improved in recent months and inventory levels are being reestablished to meet strong end-market demand.

People Investments. In response to strong demand along with new branch openings, Watsco added over 500 employees during 2021 (excluding acquisitions). In addition, Watsco’s culture to reward performance through a number of pay-for-performance incentive programs to sales professionals and field leaders resulted in a $45 million increase in commission and other performance-based compensation (85 cent EPS impact for the full year).

Operating Expenses. As a result of supply chain disruptions, Watsco’s field leadership and front-line employees did extraordinary things to serve customers, resulting in higher personnel costs and other SG&A expense increases. For example, Watsco’s logistics costs increased 22% or $28 million (48 cents per share) during 2021, reflecting higher-than-normal inventory movement across our network to meet customer demand. We expect this incremental cost to moderate as OEM supply chains normalize.

Technology Investments. Watsco continues to invest in transformative technologies intended to better serve customers and gain additional market share, especially related to expanded customer adoption of our mobile applications and e-commerce platforms. Technology spending increased 22% over last year to $43 million in 2021.

Network Expansion. Watsco made substantial incremental investments in its network during 2021. The Company completed three acquisitions, investing $114 million of capital in strong, market-leading businesses and opened 24 new stores to drive future growth and support local customers.

Climate Change and Reductions in CO2e Emissions

We believe that Watsco’s business plays an important and significant role in the drive to lower CO2e emissions. According to the Department of Energy, heating and air conditioning accounts for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce their electricity costs and carbon footprint over time.

The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S and may use more harmful refrigerants that have been subsequently phased-out. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs and reduce the carbon footprint over time.

The metric used to measure the energy efficiency of HVAC systems is the seasonal energy efficiency rating, or “SEER”. The higher the SEER rating of a system, the greater its efficiency. The sale of high-efficiency systems has long been a focus of Watsco and the Company has invested in tools and technology intended to capture an increasingly richer sales mix over time. In addition, regulatory mandates will periodically increase the required minimum SEER, thus providing a catalyst for greater sales of higher-efficiency systems. Recently enacted regulations will increase the current minimum SEER beginning in 2023 (in general terms, to 14 SEER from 13 SEER in the Northern U.S. and to 15 SEER from 14 SEER for the Southern U.S.).

The Company offers a broad variety of systems that operate beyond the minimum SEER standards, including systems that operate at over 20 SEER. Watsco’s sales of higher-efficiency residential HVAC systems grew 26% organically in 2021, outpacing the overall growth rate of 17% for U.S. residential HVAC equipment. Based on estimates validated by independent sources, Watsco reduced or avoided an estimated 10.1 million metric tons of CO2e emissions during 2020 and 2021 through the sale of replacement HVAC systems at higher-efficiency standards – the equivalent of nearly 2.2 million passenger vehicles driven over the course of one year. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com/environment.

A.J. Nahmad, Watsco’s President commented: “Watsco has much to contribute to the ongoing efforts to combat climate change. The products we sell have a direct and consequential impact on energy consumption and CO2e emissions. Watsco is already making a difference by creating more awareness of the benefits of high-efficiency systems, developing training for contractors and technicians, and investing in technologies that help customers sell more high-efficiency replacement systems and related accessories. We are committed to doing even more over time.”

Continued Technology Innovation

Watsco’s technologies continue to transform how HVAC/R contractors operate in the digital age. Speed, productivity and scale are critical long-term factors, and Watsco has invested heavily to ensure an unparalleled customer experience. In addition, we have launched and are scaling technologies that modernize the homeowner purchase experience, which in turn will help our customers grow. These investments and innovative tools are unique to Watsco and provide a significant long-term advantage. Specific technology-related metrics for the full-year 2021 include:

•

Product Information Management (PIM) is Watsco’s leading database of product information delivered seamlessly through our mobile apps and e-commerce platforms. Watsco’s PIM database now includes approximately 960,000 SKUs accessed by more than 350,000 contractors and technicians on an annual basis.

•

Contractor Assist mobile apps provide customers real-time field access to critical information, including technical support, product detail and inventory information, warranty look-up, the ability to purchase product through links to e-commerce and more. The authenticated user community (users that are using the mobile app while linked to an e-commerce account) grew 11% compared to last year to more than 41,000 users.

•

E-Commerce sales reached nearly $2 billion in 2021 and grew 31% during the year, outpacing overall growth rates. In U.S. markets, the number of e-commerce transactions grew 18% to 1.5 million sales orders, and the number of active e-commerce users grew 18% as more customers engage with us digitally.

•

OnCall Air®, Watsco’s digital sales platform used by contractors and CreditForComfort®, its companion consumer financing platform, increased penetration as more customers digitally engaged with homeowners. OnCall Air® presented quotes to approximately 180,000 households during 2021, a 65% increase over last year and facilitated the sale of $633 million in gross merchandise value from contractors to consumers, an 82% increase over 2020. Additionally, OnCall Air® is a catalyst for continued growth in higher-SEER systems as contractors sell disproportionately more high-efficiency systems through the platform than those that do not.

•

Proprietary warehouse technology investments have enabled faster and more reliable customer service. Express Pick-up lets contractors streamline the traditional fulfillment of orders providing quicker service and more efficient job completion. Watsco also provides curbside pick-up and touchless payment capabilities to facilitate contactless order fulfillment. Other tools have been developed to optimize demand planning and inventory levels. Taken as a whole, these investments are designed to enhance the customer experience, streamline branch operations and benefit store productivity.

A.J. Nahmad added: “We continue to make progress toward our long-term goal of scaling Watsco’s technologies for more and more HVAC/R contractors. As customers adapt to the digital age, we believe that Watsco has the industry’s most sophisticated tools to help customers grow and operate with speed. We are especially excited about the progress of our newer platforms like OnCall Air®, which make it possible for contractors to win more frequently with homeowners. Our time horizon remains long-term, and we believe we are still in the early days for what is possible.”

Cash Flow & Dividends

Watsco’s operating cash flow was $350 million in 2021 versus $534 million last year, reflecting working capital investments (accounts receivable and inventory) commensurate with significant growth in sales and the comparatively low level of inventory held at December 31, 2020. Since 2016, operating cash flow was approximately $2.0 billion versus net income of approximately $1.9 billion, surpassing the Company’s goal of generating cash flow in excess of net income.

Watsco has paid cash dividends to shareholders for 48 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network.

In February 2022, Watsco’s Board authorized a 13% increase in Watsco’s annual dividend to $8.80 per share effective at its next scheduled quarterly payment date on April 29, 2022. Future dividend increases will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial condition.

Fourth Quarter Earnings Conference Call Information

Date: February 10, 2022

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 671 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of product sales, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,			Year Ended December 31,
	2021	2020		2021	2020
Revenues	$1,511,865	$1,154,716		$6,280,192	$5,054,928
Cost of sales	1,099,746	872,472		4,612,647	3,832,107

Gross profit	412,119	282,244		1,667,545	1,222,821
Gross profit margin	27.3%	24.4%		26.6%	24.2%

SG&A expenses	292,085	214,575		1,058,316	833,051

Other income	3,032	2,092		19,299	11,264
Operating income	123,066	69,761		628,528	401,034
Operating margin	8.1%	6.0%		10.0%	7.9%

Interest expense, net	239	58		996	1,239

Income before income taxes	122,827	69,703		627,532	399,795
Income taxes	27,196	13,226		128,797	76,623

Net income	95,631	56,477		498,735	323,172
Less: net income attributable to non-controlling interest	16,745	10,467		79,790	53,593

Net income attributable to Watsco	$78,886	$46,010		$418,945	$269,579

Diluted earnings per share:
Net income attributable to Watsco shareholders	$78,886	$46,010		$418,945	$269,579
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	7,092	5,869	(1)	37,222	23,140

Earnings allocated to Watsco shareholders	$71,794	$40,141		$381,723	$246,439

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,493,822	35,274,252		35,423,838	35,150,571
Diluted earnings per share for Common and Class B common stock	$2.02	$1.14	(1)	$10.78	$7.01

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amount was $1.9 million in the fourth quarter of 2020 (5 cents per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$118,268	$146,067
Accounts receivable, net	698,456	535,288
Inventories, net	1,115,469	781,299
Other	29,207	21,791

Total current assets	1,961,400	1,484,445
Property and equipment, net	111,019	98,225
Operating lease right-of-use assets	268,528	209,169
Goodwill, intangibles, net and other	744,914	692,508

Total assets	$3,085,861	$2,484,347

Accounts payable and accrued expenses	$642,221	$415,341
Current portion of long-term obligations	84,501	71,804

Total current liabilities	726,722	487,145
Borrowings under revolving credit agreement	89,000	—
Operating lease liabilities, net of current portion	187,024	139,527
Deferred income taxes and other liabilities	85,700	77,914

Total liabilities	1,088,446	704,586

Watsco’s shareholders’ equity	1,664,948	1,486,678
Non-controlling interest (“NCI”)	332,467	293,083

Shareholders’ equity	1,997,415	1,779,761

Total liabilities and shareholders’ equity	$3,085,861	$2,484,347

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$498,735	$323,172
Non-cash items	52,524	44,061
Changes in working capital, net of acquisitions
Accounts receivable	(130,414)	(3,559)
Inventories, net	(243,660)	139,929
Accounts payable and other liabilities	182,819	33,936
Other, net	(10,438)	(3,160)

Net cash provided by operating activities	349,566	534,379

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(129,462)	—
Capital expenditures, net	(24,108)	(16,342)
Other, net	4,993	—

Net cash used in investing activities	(148,577)	(16,342)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(294,522)	(265,713)
Distributions to noncontrolling interest	(61,980)	(42,401)
Net proceeds (repayments) under revolving credit agreement	89,000	(155,700)
Proceeds from NCI for investment in TEC Distribution LLC	21,040	—
Other, net	17,860	15,321

Net cash used in financing activities	(228,602)	(448,493)

Effect of foreign exchange rate changes on cash and cash equivalents	(186)	2,069

Net (decrease) increase in cash and cash equivalents	(27,799)	71,613
Cash and cash equivalents at beginning of year	146,067	74,454

Cash and cash equivalents at end of year	$118,268	$146,067